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						                                    Exhibit Index Page 5


                       				UNITED STATES
		               SECURITIES AND EXCHANGE COMMISSION
			                   WASHINGTON, D.C.   20549


                        				SCHEDULE 13G


          		  UNDER THE SECURITIES EXCHANGE ACT OF 1934

          		       (AMENDMENT NO. _______________)*

                 			     Executive Risk Inc.
______________________________________________________________________
 			                       (Name of Issuer)

              		      Common Stock; Par Value $.01
______________________________________________________________________
			                    (Title of Class of Securities)

                       			      301586103
______________________________________________________________________
			                           (CUSIP NUMBER)



Check the following box if a fee is being paid with this statement
(X). (A fee is not required only if the filing person:	(1) has a
previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  301 586 103		  13G


1.  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
	     Aetna Life and Casualty Company
	     151 Farmington Avenue
	     Hartford, CT.   06156-3124	  IRS Identification No. 06-0843808
______________________________________________________________________

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
       							 (a)________
    N/A							 (b)_________
______________________________________________________________________

3.  SEC USE ONLY
______________________________________________________________________

4.  CITIZENSHIP OR PLACE OF ORGANIZATION
    Connecticut
______________________________________________________________________
                          				  5.  SOLE VOTING POWER

                           				      4,611,300
NUMBER OF SHARES BENEFICIALLY	  ____________________________________
OWNED BY EACH REPORTING
PERSON WITH                			  6.  SHARED VOTING POWER

                             				      -0-
                          				  ____________________________________

                          				  7.  SOLE DISPOSITIVE POWER

                            				      4,611,300
                          				  ____________________________________

                          				  8.  SHARED DISPOSITIVE POWER

                             				      -0-
                           				  ____________________________________

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    4,611,300
______________________________________________________________________
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES*

    N/A

______________________________________________________________________
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    39.77%
______________________________________________________________________
12. TYPE OF REPORTING PERSON*

    HC
______________________________________________________________________

                 				  SCHEDULE 13G


 Item 1(a).	   Name of Issuer:

          		   Executive Risk Inc.

 Item 1(b).	   Address of Issuer's Principal Executive Offices:

          		   82 Hopmeadow Street
		             P.O. Box 2002
		             Simsbury, CT	 06070-7683

 Item 2(a).	   Name of Person Filing:

          		   Aetna Life and Casualty Company

 Item 2(b).	   Address of Principal Business Office or, if none,
          		   Residence:

          		   151 Farmington Avenue
		             Hartford, Connecticut  06156-3124

 Item 2(c).	   Citizenship:

          		   Connecticut

 Item 2(d).	   Title of Class of Securities:

          		   Common Stock; Par Value $.01

 Item 2(e).	   CUSIP Number:

          		   301 586 103

 Item 3.	   Statement filed pursuant to Rule 13d-1(b).

        		   N/A

 Item 4.	   Ownership.

       (a).	   Amount Beneficially Owned

          		   4,611,300 (includes 3,286,300 shares of Common
		             Stock, 1,225,000 shares of Class B Common, which is convertible at any time into an equal number of shares of Common Stock, and an option representing the right to acquire 100,000 shares of Common Stock)

       (b).	   Percent of Class:

           	   39.77%

       (c).	   Number of shares as to which such person has:

		             (i)	 sole power to vote or to direct the vote -
			                 4,611,300
		            (ii)	 shared power to vote or to direct the vote -
			                 -0-
		           (iii)	 sole power to dispose or to direct the
			                 disposition of - 4,611,300
		            (iv)	 shared power to dispose or to direct the
			                 disposition of - -0-

 Item 5.	   Ownership of Five Percent or Less of a Class.
       		   N/A

 Item 6.	   Ownership of More than Five Percent on Behalf of
       		   Another Person.
		          N/A

 Item 7.	   Identification and Classification of the Subsidiary
       		   Which Acquired the Security Being Reported on By
		          the Parent Holding Company.

       		   See attached Exhibit

 Item 8.	   Identification and Classification of Members of the
       		   Group.

       		   N/A

 Item 9.	   Notice of Dissolution of Group.

       		   N/A

 Item 10.	   Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 10, 1995
__________________________ (For the year ended December 31, 1994)
    Date

  Daniel P. Kearney
________________________________________
    Signature

Daniel P. Kearney, Executive Vice President
Investments & Financial Services
Name/Title